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Exhibit 2.1



                                STOCK PURCHASE
                                   AGREEMENT



                                    Between



                    3TEC Energy Corporation ("Purchaser"),


                                      And


                        Natural Gas Partners IV, L.P.,
                         Natural Gas Partners V, L.P.,
                     and the Individual Signatories hereto
                                  ("Sellers")

                                      And

                      CLASSIC RESOURCES INC. ("Classic")

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is made and entered into as December 29, 2000, by and among 3TEC Energy Corporation, a Delaware corporation ("Purchaser"), and Natural Gas Partners IV, L.P., and Natural Gas Partners V, L.P., each of which is a Delaware limited partnership, and the individuals who are listed as Sellers on the signatures pages hereto (collectively, "Sellers"; each, a "Seller") and Classic Resources Inc., a Texas corporation ("Classic").

                                   Recitals

     A. Purchaser is agreeable to buy and Sellers are agreeable to sell all of the issued and outstanding capital stock of Classic, upon the terms and subject to the conditions set forth in this Agreement.

     B. Purchaser and Sellers desire to make certain representations, warranties, covenants and agreements in connection with such purchase and sale of stock provided for in this Agreement and also to prescribe various conditions to such purchase and sale of stock.

     C. Classic desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Purchaser.

     IN CONSIDERATION of the recitals and the mutual covenants and agreements set forth in this Agreement, the parties to this Agreement hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

     "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

     "Agreement" means this Stock Purchase Agreement, as amended, supplemented or modified from time to time.

     "Allocated Values" means the allocation of values for all of the assets of Classic shown on Schedule 1.1.

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     "Bank Credit Agreement" means the Credit Agreement, dated as of November
17, 1999, between Classic, as Borrower, and First Union National Bank, as Administrative Agent and Bank and First Union Securities, Inc., as Sole Lead Arranger and Book Manager (as amended and supplemented as of the date hereof).

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

     "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

     "Classic" means Classic Resources Inc., a Texas corporation.

     "Classic Certificate" means a certificate representing shares of Classic Common Stock.

     "Classic Common Stock" means the common stock, par value $.01 per share, of Classic.

     "Classic Employee Benefit Plans" has the meaning specified in Section
3.2.13.

     "Classic Financial Statements" means the audited consolidated financial statements of Classic and its subsidiaries (including the related notes) as of December 31, 1999, and for the year then ended and the unaudited consolidated financial statements of Classic and its subsidiaries for the ten months ending October 31, 2000.

     "Classic Permits" has the meaning specified in Section 3.2.17.

     "Classic Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of Classic.

     "Classic Stock Option" means an option (issued and outstanding on the date hereof and immediately prior to the Closing) to acquire shares of Classic Common Stock granted pursuant to Classic's Stock Option Plan, as amended.

     "Closing" means the closing and consummation of the transactions contemplated by this Agreement.

     "Closing Date" means the date on which the Closing occurs, which shall be a date between January 15, 2001 and January 31, 2001, inclusive, as the parties hereto shall mutually agree.

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     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" means the letter agreement dated October 26, 2000, between Classic and Purchaser relating to Classic's furnishing of information to Purchaser in connection with Purchaser's evaluation of the possibility of acquiring Classic.

     "Debt" means, for any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all indebtedness of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees of such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) the present value of all obligations in respect of leases that are capitalized on the books and records of such Person, (g) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the ordinary course of business and which are not more than ninety (90) days past invoice date, (h) any indebtedness, liability or obligation secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person, (i) liabilities with respect to payments received in consideration of oil, gas or other minerals yet to be acquired or produced at the time of payment (including obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (j) all liability of such Person as a general partner or joint venturer for obligations of the nature described in (a) through (i) preceding.

     "Defensible Title" means such right, title and interest that is (a), with respect to Ownership Interests of record, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to give Classic and Purchaser, through its ownership of the Classic Common Stock, the right to enjoy the benefits of possession (as further described in Section 3.2.16) of the Ownership Interests reflected on Schedule 1.1, and, with respect to Ownership Interests not yet earned under a farmout agreement, is described in and subject to a farmout agreement containing terms and provisions reasonably consistent with terms and provisions used in the domestic oil and gas business and under which there is exists no default by Classic and (b), subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, and other burdens.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule and expressly incorporated therein by

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reference.

     "Environmental Law" means any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Substances (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any real property owned, leased or operated at any time by Classic or any of its Subsidiaries, including, without limitation, soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of Environmental Contamination. Environmental Laws include, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, the Superfund Amendments
                                 ------
and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation
                                  ----
and Recovery Act of 1976 ("RCRA"), as amended, the Hazardous and Solid Waste
                           ----
Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act ("OSHA"), as amended, the
                                                  ----
Hazardous Materials Transportation Act, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

     "Excluded Assets" has the meaning specified in Section 2.4

     "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

     "Governmental Action" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

     "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Classic, Purchaser or Sellers or any of their respective properties or assets.

     "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any

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other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by "comfort letter" or other similar undertaking of support of otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that, the term "Guaranty" shall not include endorsements for collection or deposit in the ordinary course of business. For purposes of this Agreement, the amount of any Guaranty shall be the maximum amount that the guarantor could be legally required to pay under such Guaranty.

     "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; or (h) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.

     "Hydrocarbons" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

     "Indemnified Parties" has the meaning specified in Section 5.8.

     "Investment" in any Person means any investment, whether by means of securities purchase (whether by direct purchase from such Person or from an existing holder of securities of such Person), loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guaranty of any Debt or other obligation of such Person, or the subordination of any claim against such Person to other Debt or other obligation of such Person; provided that, "Investments" shall not include advances made to employees of such Person for reasonable travel, entertainment and similar expenses incurred in the ordinary course of business.

     "Lien" means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

     "Material Adverse Effect" means (a) when used with respect to Classic, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of Classic or the aggregate value of Classic's assets, would materially impair the ability of Classic to own, hold, develop and operate its assets, or would impair Classic's ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; and (b) when used with respect to Purchaser, a result or consequence that would materially adversely affect its ability to perform its respective obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement.

     "Material Agreement" means any written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject (other than oil, gas and mineral leases and oil and gas leases and other than joint operating agreements that are in the form of the 1989, 1982 or earlier versions of the A.A.P.L. Form 610 Model Form Operating Agreement), involving consideration with a total value in excess of $100,000 (i) which is not cancelable by such Person upon notice of sixty (60) days or less without liability for further payment other than nominal penalty, (ii) pursuant to which such Person acquires any material portion of the raw materials, supplies or services used or consumed by such Person in the operation of its business (unless such raw materials, supplies or services are readily available to such Person from other sources on comparable terms), or (iii) pursuant to which such Person derives any material part of its revenues.

     "Oil and Gas Interest(s)" means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures

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associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the "Oil and Gas Interests of Classic" or "Classic's Oil and Gas Interests" mean the collective Oil and Gas Interests of Classic.

     "Ownership Interests" means the ownership interests of Classic in its assets, as set forth on Schedule 1.1.

     "Payout Balances" has the meaning specified in Section 3.2.26.

     "Permitted Encumbrances" means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if Classic shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the Disclosure Schedule; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if Classic shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the Disclosure Schedule; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on Classic; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property (i) not reducing Classic's net revenue interest in any Oil and Gas Interest below that set forth on Schedule 1.1, and (ii) and not materially impairing the value of the assets of Classic or interfering with the ordinary conduct of the business of Classic or rights to any of their assets; (f) Liens arising pursuant to Section 9.319 of the Texas Business and Commerce Code and all other similar Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 5.1, provided the effect thereof on the working and net revenue interest of Classic has been properly reflected in the Ownership Interests; (i) any defects, irregularities or deficiencies in title to the Oil and Gas Interests that do not adversely affect the value of any asset of Classic by an amount in excess of $20,000; (j) preferential rights to purchase and Third-Party Consents (to the extent not triggered by the consummation of the transaction contemplated herein); (k) Liens arising under or created pursuant to either Bank Credit Agreement; and (l) Liens described in the Disclosure Schedule.

     "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

     "Product Hedging Contract" means any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities or commodity prices, or indexes based on any of the foregoing and any other similar agreement or arrangement.

     "Purchase Price"  has the meaning set forth in Section 2.2.

     "Purchaser" means 3TEC Energy Corporation, a Delaware corporation, and successors and assigns permitted under this Agreement.

     "Purchaser Confidential Information" means any information concerning the businesses and affairs of Purchaser and its subsidiaries that is not already generally available to the public.

     "Purchaser Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Purchaser or its subsidiaries.

     "Reserve Report" means the reserve report of Classic described in Section 3.2.34.

     "Responsible Officer" means, with respect to any corporation, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or any Vice President of such corporation.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Sellers" has the meaning set forth in the recitals hereto.

     "Tax Returns" has the meaning specified in Section 3.2.15.

     "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

     "TBCA" means the Texas Business Corporations Act.

     "Third-Party Consent" means the consent or approval of any Person other than Classic, Purchaser, a Seller or any Governmental Authority.

     "Working Capital Balance" has the meaning specified in Section 5.13.

     1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.
Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing party shall mean that Responsible Officers of such representing party, individually or collectively, either (a) know that the

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matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.


                                   ARTICLE 2

                               PURCHASE AND SALE

     2.1 Agreement to Purchase and Sell. At the Closing, Sellers shall sell, assign, and transfer to Purchaser, and Purchaser shall purchase from Sellers, all of the issued and outstanding Classic Common Stock upon the terms and subject to the conditions set forth in this Agreement. Sellers shall at Closing deliver to Purchaser Classic Certificates for all such Classic Common Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, other than restrictions arising under the Securities Act and other applicable securities laws, which certificates shall be duly endorsed to Purchaser or accompanied by duly executed stock powers in form satisfactory to Purchaser.

     2.2 Purchase Price and Manner of Payment. The purchase price (the "Purchase Price") for all of the outstanding Classic Common Stock shall be Fifty-five Million Dollars ($55,000,000) (the "Base Purchase Price") plus or minus the adjustments determined pursuant to Sections 5.12 - 5.14 hereof (the Base Purchase Price as so adjusted is the "Purchase Price"). At the Closing, Purchaser shall pay the Purchase Price to Sellers by wire transfer of immediately available funds to an account or accounts designated by the Sellers.

     2.3 Classic Stock Options. Classic and Sellers shall cause each Classic Stock Option either (a) to have become fully vested and exercised by cashless exercise prior to the Closing, or (b) to have been cancelled prior to the Closing, such that all shares of Classic capital stock issued and outstanding at and as of the Closing shall be sold and delivered to Purchaser at the Closing for the Purchase Price, and there shall be no Classic Stock Options or rights of any kind for any Person other than Purchaser to receive Classic capital stock outstanding at and as of the Closing. Classic will cause each Person who is not a signing Seller on the date hereof and who exercises Classic Stock Options prior to Closing to become a party to this Agreement by the execution of a joinder agreement in a form mutually acceptable to Classic and Purchaser.

     2.4 Excluded Assets. All of the outstanding stock of Classic Oil & Gas, Inc., a wholly owned subsidiary of Classic, together with the other assets of Classic that are not Oil and Gas Interests, including without limitation, office furniture, fixtures, computer equipment and accounting and other software, office leasehold interests, the right to the use of the name "Classic," related intangible assets listed on
Schedule 2.4 and the acquisition opportunities described in Section 5.1(x) hereof (collectively, the "Excluded Assets") will be, prior to Closing, distributed by Classic to its shareholders, contributed by Classic to Classic Oil & Gas, Inc. or otherwise transferred to the Sellers or their nominee. None of the representations or warranties set forth in this Agreement nor any of the other provisions of this Agreement shall be applicable to the Excluded Assets. Notwithstanding the foregoing, Sellers agree that Purchaser may, during the ninety (90) day period after Closing, have access to and use the accounting and other software and computer equipment which are a part of the Excluded Assets when reasonably requested by Purchaser. The parties further agree that prior to Closing, the Sellers will obtain a release of Classic from any and all duties and obligations associated with that certain Lease Agreement dated July 15, 1999 relating to its Dallas office and that certain Lease Agreement dated September, 1999, to be effective November 1, 1999, relating to its Tyler office.

     2.5 Closing. The Closing shall take place on the Closing Date at such time and place as is agreed by Purchaser and Sellers.

     2.6 Taking of Necessary Action; Further Action. Sellers and Purchaser shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Closing as promptly as commercially practicable. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement all of the parties shall use all reasonable efforts to take all such lawful and necessary action.


                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                              SELLERS AND CLASSIC

     3.1 Sellers' Representations. Each Seller, severally and not jointly, hereby represents and warrants to Purchaser as follows:

          3.1.1     Authority and Enforceability.  Such Seller has the requisite
                    ----------------------------
power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action on the part of such Seller, if applicable, and no other partnership proceedings on the part of such Seller are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

          3.1.2     No Violations.  The execution and delivery of this Agreement
                    -------------
do not, and the consummation of the transactions contemplated hereby and compliance by such Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of such Seller under any provision of (i) their respective partnership agreements, as applicable, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to such Seller, or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section
3.2.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller or his/its respective properties or assets.

          3.1.3     Title to Shares.  Sellers, and any Person who exercises
                    ---------------
Classic Stock Options prior to Closing, will own all of the Classic Common Stock then issued and outstanding as set forth in Schedule 3.1 (which exhibit may be modified by Sellers by notice to Purchaser prior to Closing). Each Seller is (and at the Closing will be) the sole record and beneficial owner of, and upon consummation of the transactions contemplated hereby Purchaser will acquire valid and marketable title to, the number of Shares set forth opposite the name of such Seller on Schedule 3.1., free and clear of all Liens, other than (i) those that may arise by virtue of any actions taken by or on behalf of Purchaser or its affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws.

     3.2 Classic's Representations. Classic hereby represents and warrants to Purchaser as follows:

          3.2.1     Organization.  Classic (i) is a corporation duly organized,
                    ------------
validly existing and in good standing under the laws of the State of Texas, (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Classic). Copies of the articles of incorporation and by-laws of Classic have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof. Classic has no corporate subsidiaries other than the Excluded Assets, which it will no longer own at the Closing. Classic does not own any interest in any limited liability company or any general or limited partnership interest in any general or limited partnership (other than joint ventures, joint operating or ownership arrangements or tax partnerships which have been entered into in the ordinary course of business).

          3.2.2     Authority and Enforceability.  Classic has the requisite
                    ----------------------------
corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Classic, and no other corporate proceedings on the part of Classic are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Classic and constitutes a valid and binding obligation of Classic enforceable against it in accordance with its terms.

          3.2.3     No Violations.  The execution and delivery of this Agreement
                    -------------
do not, and the consummation of the transactions contemplated hereby and compliance by Classic with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Classic under any provision of
(a) its articles of incorporation, by-laws, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Classic, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Classic or its properties or assets, other than (x) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under the Bank Credit Agreement, and (y) in the case of clause (a) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Classic.

          3.2.4     Consents and Approvals.  No consent, approval, order or
                    ----------------------
authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Classic in connection with the execution and delivery of this Agreement by Classic or the consummation by Classic of the transactions contemplated hereby, except for the following:
(a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Classic; and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation. Except as set forth in the Disclosure Schedule, no Third-Party Consent is required by or with respect to Classic in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, result in a loss of any Ownership Interest and/or an increase in any of Classic's obligations or liabilities having an individual value of $20,000 or more and (y) any consent, approval or waiver required by the terms of the Bank Credit Agreement.

          3.2.5     Financial Statements.  The Classic Financial Statements were
                    --------------------
prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and the unaudited interim financial statements are not accompanied by notes or other textual disclosure required by generally accepted accounting principles) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of Classic and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Classic and its subsidiaries for the periods presented therein. The Classic Financial Statements are consistent with the books and records of Classic. Since October 31, 2000, no event has occurred or condition exists which has had or could be expected to have a Material Adverse Effect on Classic, excluding however, changes resulting from commodity price movements or resulting from legislation, regulatory action or general economic conditions that may impact the energy industry.

          3.2.6     Capital Structure.
                    -----------------

          (a) The authorized capital stock of Classic consists of 10,000,000 shares of Classic Common Stock, par value $.01 per share.

          (b) There are as of the execution date of this Agreement issued and outstanding (i) 1,526,000 shares of Classic Common Stock, and (ii) Classic Stock Options relating to 268,765 shares of Classic Common Stock. As of Closing, there will be no Classic Stock Options issued and outstanding and the number of issued and outstanding shares of Classic Common Stock will be the number sold and delivered to Purchaser pursuant to this Agreement. No shares of Classic Common Stock are held by Classic as treasury stock.

          (c) Except as set forth in or pursuant to Section 3.2.6(b), there are issued and outstanding (i) no shares of capital stock or other voting securities of Classic, (ii) no securities of Classic or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Classic, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Classic is a party or by which it is bound obligating Classic to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Classic (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Classic) or obligating Classic to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (d) All outstanding shares of Classic capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

          (e) Except as otherwise set forth in the Disclosure Schedule, at the Closing there will be no stockholder agreement, voting trust or other agreement or understanding to which Classic is a party or by which it is bound relating to the voting of any shares of the capital stock of Classic.

          (f) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Classic.

          3.2.7     Material Agreements.  The Disclosure Schedule contains a
                    -------------------
complete list of the Material Agreements to which Classic is a party (other this Agreement and related agreements) or by which Classic or its assets are bound (including all amendments and modifications thereto). Classic has made available to Purchaser or provided Purchaser with a true and correct copy of all such Material Agreements, including all amendments and modifications thereof. No rights or obligations of any party to any of such Material Agreements has been waived, and no party to any of such Material Agreements is in material default of its obligations thereunder; nor has any event occurred nor does any condition exist which, with the giving of notice or the passage of time or both, would constitute any such material breach or material default. Each of such Material Agreements is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms and is in full force and effect.

          3.2.8     Bank Credit Agreement.  Classic has provided to or made
                    ---------------------
available to Purchaser a true and correct copy of the Bank Credit Agreement including all amendments and modifications thereto. No rights or obligations of any party to the Bank Credit Agreement have been waived, and no party to the Bank Credit Agreement is in default of its obligations thereunder. The Bank Credit Agreement is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms and is in full force and affect.

          3.2.9     Investments.  Except as set forth on the Disclosure
                    -----------
Schedule, neither Classic nor any of its subsidiaries has any outstanding Investments that are not disclosed in the Financial Statements.

          3.2.10    Outstanding Debt.  The Financial Statements and the
                    ----------------
Disclosure Schedule, together provide a complete and accurate description of all Debt of Classic outstanding as of the date hereof. Neither Classic nor any of its subsidiaries is in default in payment of any Debt with respect to which it is an obligor or in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt.

          3.2.11    Affiliate Transactions.  The Disclosure Schedule contains a
                    ----------------------
complete and accurate description of all contracts, agreements and other arrangements (whether written, oral, express or implied) between Classic and any Affiliate of Classic that will be in existence on the Closing Date.

          3.2.12    Employment Matters.  The Disclosure Schedule contains a
                    ------------------
complete and accurate list of all officers of Classic; Classic does not have any employees. Except as set forth in the Disclosure Schedule, Classic is not a party to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any of its employees, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of its employees. Classic is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes. Each officer of Classic will resign as of the Closing Date, and the Confidentiality and Non-Compete Agreements between Classic and each of its officers shall be terminated on the Closing Date.

          3.2.13    Employee Benefit Plans.
                    ----------------------

          (a) The Disclosure Schedule sets forth a complete and accurate list of all "employee benefit plans," as defined in Section 3(3) of ERISA, including severance pay, sick leave, vacation pay, salary continuation for disability, compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Classic or its subsidiary or to which Classic or its subsidiary contributed or is obligated to contribute (the

     "Classic Employee Benefit Plans"). Except for the Classic Employee Benefit Plans, Classic does not maintain, or have any fixed or contingent liability with respect to, any employee benefit, pension or other plan that is subject to ERISA.

          (b) There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any Classic Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Classic Employee Benefit Plans. With respect to the Classic Employee Benefit Plans, there exists no condition or set of circumstances in connection with Classic that could reasonably be expected to result in liability reasonably likely to have a Material Adverse Effect on Classic under ERISA, the Code or any applicable law. With respect to the Classic Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Classic.

          (c) The Classic Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable federal and state laws, and neither Classic nor any "party in interest" or "disqualified person" with respect to the Classic Employee Benefit Plans, has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code.

          (d) Except as otherwise set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of Classic.

          (e) Classic has no knowledge of any pending or threatened claims against the assets of any of its Classic Employee Benefit Plans or the trusts established to hold the assets of those plans or the fiduciaries of such plans.

          (f) Classic does not maintain nor has it established any welfare benefit plan which provides for retiree, medical liabilities or continuing benefits or coverage for any participant or any beneficiary of any participant after such participant termination of employment except as may be required by COBRA.

          (g) Classic has not maintained, or established, or has ever participated in, a multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.

          3.2.14    Litigation.  Except as otherwise set forth in the Disclosure
                    ----------
Schedule, (a) no litigation, arbitration, investigation or other proceeding is pending against or, to the knowledge of Classic, threatened against Classic or its assets before any court, arbitrator or any Governmental Agency; and (b) Classic is not subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of Classic, threatened against or affecting Classic that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Sellers or Classic in connection with the transactions contemplated hereby.

          3.2.15    Taxes and Tax Returns. Classic has filed all federal,
                    ---------------------
state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Tax Returns") required to be filed by it or has legally extended such returns and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by Classic. Classic does not know of any proposed Tax assessment against Classic or any of its subsidiaries and all Tax liabilities of Classic and each of its subsidiaries are adequately provided for in the Classic Financial Statements and no Tax liability of Classic or any of its subsidiaries has been asserted by the Internal Revenue Service or any other Governmental Authority for Taxes in excess of those already paid.

         3.2.16     Title to Assets. Classic has Defensible Title to all Oil and
                    ---------------
Gas Interests of Classic included or reflected in the Ownership Interests. Each Oil and Gas Interest included or reflected in the Ownership Interests entitles Classic to receive not less than the undivided interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by Classic is not greater than the undivided interest set forth in the Ownership Interests. No fact, circumstance or condition of the title to an Oil and Gas Interest shall be considered to effect a reduction in the value of the assets, unless due consideration has been given to (a) the length of time that such Oil and Gas Interest has been producing hydrocarbon substances and has been credited to and accounted for by Classic and its predecessors in title, if any, and (b) whether any such fact, circumstance or condition is of the type that can generally be expected to be encountered in the area involved and is usually and customarily acceptable to reasonable and prudent operators, interest owners and purchasers engaged in the business of the ownership, development and operation of oil and gas properties. All proceeds from the sale of Classic's share of the Hydrocarbons being produced from its Oil and Gas Interests are currently being paid in full to Classic by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party, except as set forth on the Disclosure Schedule. The consummation of the transaction contemplated by this Agreement will not require Classic to comply with the provisions of any preferential purchase right or consent to assignment clause applicable to any of the Oil and Gas Interests.

          3.2.17    Compliance with Laws and Permits. Classic is not in
                    --------------------------------
violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its certificate of incorporation, by-laws, articles of incorporation or operating agreement, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or
(c) any Material Agreement to which Classic is a party or by which its properties are bound, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Classic. Classic has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Classic Permits"), except for Classic Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Classic. Classic is in compliance with the terms of its Classic Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Classic. No investigation or review by any Governmental Authority with respect to Classic is pending or, to the knowledge of Classic, threatened, except as set forth in the Disclosure Schedule.

          3.2.18    Proprietary Rights.  Classic has ownership of, or valid
                    ------------------
licenses to use, all trademarks, copyrights, patents and other proprietary rights and intellectual property (including seismic data) used in its business; provided that any such proprietary rights and intellectual property associated with the Excluded Assets shall be transferred in accordance with Section 2.4 prior to Closing. To the knowledge of Classic, the operation of the business of Classic does not infringe any patent, copyright, trademark or other proprietary rights of others, and, Classic has not received any notice from any third party of any such alleged infringement by Classic. Classic has taken reasonable steps to establish and preserve its respective ownership of all patents, copyrights, trademarks, trade secrets and other proprietary rights. Classic is not aware of any infringement by others of any patents, copyrights, trademarks or other proprietary rights that it possesses.

          3.2.19    Environmental Matters.  Except as set forth in the
                    ---------------------
Disclosure Schedule:

          (a) to the knowledge of Classic, it has conducted its business and operated its assets, and is conducting its business and operating its assets, and the condition of all facilities and properties (including off-site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased or operated by Classic is, in material compliance with all Environmental Laws;

          (b) Classic has not been notified by any Governmental Authority or other third party that any of the operations or assets of Classic is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

          (c) neither Classic nor other Person has filed any notice under any federal, state or local law indicating that (i) Classic is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of Classic;

          (d) to the knowledge of Classic, it does not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by Classic, or (ii) the storage or disposal of any Hazardous Material;

          (e) Classic has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by Classic;

          (f) to the knowledge of Classic, no property now or previously owned, leased or operated by Classic is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

          (g) to the knowledge of Classic, it is not directly transporting, has not directly transported, is not directly arranging for the transportation of, or has not directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against Classic for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

               (h) there are no sites, locations or operations at which Classic is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws;

               (i) to the knowledge of Classic, all underground storage tanks and solid waste disposal facilities owned or operated by Classic are used and operated in material compliance with Environmental Laws; and

               (j) to the knowledge of Classic, there are no physical or environmental conditions existing on any property owned or leased by Classic resulting from Classic's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any applicable Environmental Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil and gas facilities.

               3.2.20 Insurance. Classic maintains, and through the Closing Date
                      ---------
will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Classic and owning properties in the same general area in which Classic conducts its business. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise set forth in the Disclosure Schedule, (a) there are no outstanding claims under any such policies or binders; and (b) no notice of cancellation or non-renewal of any such policies or binders has been received.

               3.2.21 Governmental Regulation. Classic is not subject to
                      -----------------------
regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any state public utilities laws.

               3.2.22 Brokers. Except as set forth on the Disclosure Schedule,
                      -------
no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Classic and for which Purchaser, or Classic will have any obligation or liability.

               2.1.23 Oil and Gas Operations. Except as otherwise set forth in
               ------ ----------------------
     the Disclosure Schedule, to the knowledge of Classic, all wells included in the Oil and Gas Interests of Classic have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases, pooling and unit agreements, and applicable laws, rules, regulations, judgments, orders and decrees issued by any court or Governmental Authority. Except as otherwise set forth in the Disclosure Schedule, to the knowledge of Classic,

          (a) there are no wells that Classic is currently obligated by Law or contract to plug and abandon;

          (b) there are no wells that are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the applicable lease;

          (c) there are no wells that have been plugged and abandoned but have not been plugged in accordance, in all material respects, with all applicable requirements of each regulatory authority having jurisdiction over the Oil and Gas Interests;

          (d) with respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Oil and Gas Interests: (i) Classic has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by Law, rule or regulation) such leases or other documents and is fully qualified to own and hold all such leases or other interests; (ii) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder, and (iii) upon the establishment and maintenance of production in commercial quantities, the leases and other interest are to be in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years.

          (e) proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests are being received by Classic in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $10,000 and held in suspense in the ordinary course of business); and

          (f) no person has any call upon, option to purchase, preferential right to purchase or similar rights with respect to Oil and Gas Interests or to the production therefrom.

          3.2.24 Gas Imbalances. To the knowledge of Classic, except as is
                 --------------
reflected on the Disclosure Schedule, (a) there are no material aggregate production, transportation or processing imbalances existing with respect to Classic or Classic's Oil and Gas Interests, and (b) Classic has received no deficiency payments under gas contracts for which any party has a right to take deficiency gas from Classic, nor has Classic received any payments for production which are subject to refund or recoupment out of future production.

          3.2.25 Royalties. Except as set forth in the Disclosure Schedule, all
                 ---------
royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Classic's Oil and Gas Interests, have been or will be, prior to the Closing, properly and correctly paid or provided for in all material respects.

          3.2.26 Payout Balances. The Payout Balance for any well owned and
                 ---------------
operated by Classic is properly reflected in the Disclosure Schedule as of the respective dates shown thereon. To the knowledge of Classic, based on information given to Classic by third-party operators for all wells not operated by Classic, the Payout Balance for any such third-party operated well owned by Classic is properly reflected in the Disclosure Schedule as of the respective dates shown thereon. "Payout Balance(s)" means the status, as of the dates of Classic's calculations, of the recovery by Classic or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Classic therein will be reduced when such amount has been recovered.

          3.2.27 Prepayments. Except as reflected in the Disclosure Schedule, no
                 -----------
prepayment for Hydrocarbon sales has been received by Classic for Hydrocarbons which have not been delivered as of the date hereof.

          3.2.28 Capital Expenditures. As of the execution date of this
                 --------------------
Agreement, the presently approved face amount of any currently outstanding and effective authorities for expenditure with respect to Classic's Oil and Gas Interests would not require Classic to make or incur after the Closing capital expenditures with respect to any one property in excess of $25,000, except as set forth in the Disclosure Schedule.

          3.2.29 Other Mineral Related Matters. Except as set forth in the
                 -----------------------------
Disclosure Schedule, as of the execution date of this Agreement, Classic was not obligated by virtue of any prepayment arrangement, "take or pay" arrangement, production payment arrangement, gas balancing agreement or otherwise, to deliver or to suffer the delivery of Hydrocarbons produced in connection with any of Classic's Oil and Gas Interests at some future time (or make a cash payment in lieu thereof) without then or thereafter receiving full payment therefor without deduction or credit on account of such arrangement from the price that would otherwise be received.

          3.2.30 Additional Drilling Obligations. Except as set forth in the
                 -------------------------------
Disclosure Schedule, (a) Classic has no obligation, including obligations implied in law, to drill additional wells or conduct other material development operations in order to earn or continue to hold during the primary term of any lease any portion of Classic's Oil and Gas Interests, and (b) Classic has not been advised by a lessor under any lease affecting Classic's Oil and Gas Interests of any requirements or demands to drill additional wells or conduct additional development operations.

          3.2.31 Financial and Product Hedging Contracts. The Disclosure
                 ---------------------------------------
Schedule accurately summarizes the outstanding hedging positions under all outstanding Product Hedging Contracts and financial hedging positions of Classic (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Disclosure Schedule.

          3.2.32 Books and Records. All books, records and files of Classic
                 -----------------
(including those pertaining to Classic's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records) (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by Classic of its assets.

          3.2.33 Reserve Report. Classic has delivered to Purchaser a copy of
                 --------------
the Classic-prepared reserve report dated October 1, 2000. Except as set forth in the Disclosure Schedule: (a) to the knowledge of Classic, the estimates of recoverable reserves attributable to the Oil and Gas Interests of Classic which are set forth in such reserve report have been prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers, and (b) the factual information underlying the estimates of reserves in such report (including, without limitation, production, volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to Classic's ownership interests in properties) has been made available to Purchaser, and was true and correct in all material respects on the date of such reserve report; provided, however (i) the reserves included in such report are estimates only and should not be construed as exact quantities, (ii) such reserves may or may not be recovered and, if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts,
(iii) the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in such report due to governmental policies and uncertainties of supply and demand, and (iv) estimates of such reserves may increase or decrease as a result of future operations.

          3.2.34 Disclosure and Investigation. No representation or warranty of
                 ----------------------------
Classic set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.


                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Classic and Sellers as follows:

     4.1 Organization. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on it).

     4.2 Authority and Enforceability. Purchaser has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, including approval by the board of directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming that this Agreement constitutes a valid and binding obligation of Sellers) constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

     4.3 No Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Purchaser under, any provision of (a) the certificate of incorporation or by-laws of Purchaser, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Purchaser, or
(c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser. Notwithstanding the foregoing, Purchaser will need to obtain a consent from its lenders to consummate this transaction ("Lenders' Consent").

     4.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation.. No Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the Lenders' Consent and for any other Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

     4.5 Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

     4.6 Funding. Purchaser has available adequate funds or the means to obtain adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid by Purchaser under this Agreement, and (b) all expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.

     4.7 Brokers. Except for Encap Energy Advisors, LLC, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser and for which Purchaser or Classic will have any obligation or liability. Purchaser shall indemnify and hold Classic and Sellers harmless from any and all claims, liabilities, damages, costs and expenses asserted against any one or more of Classic and Sellers by any Person claiming to have acted on behalf of Purchaser, or to have been retained by Purchaser, as a broker in connection with the transaction contemplated by this Agreement.

     4.8 Disclosure and Investigation. No representation or warranty of Purchaser set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

                                   ARTICLE 5

                                   COVENANTS

5.1 Conduct of Business by Classic Pending Closing. Except as contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, during the period from the date of this Agreement to the Closing, Classic will not take any action except in the ordinary course of business and Classic will use all reasonable efforts to preserve intact in all material respects its business organizations, assets, prospects and advantageous business relationships and to maintain satisfactory relationships with its licensors, licensees, suppliers, contractors, distributors, customers and others having advantageous business relationships with it. Without limiting the generality of the foregoing, except as contemplated by this Agreement, Classic will not (and will not cause or permit any of its subsidiaries to), engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing:

     (i) none of Classic and its subsidiaries will authorize or effect any change in its articles of incorporation or bylaws except that Classic will amend its articles of incorporation prior to Closing to change its name to a name selected by Purchaser and not containing the name "Classic";

     (ii) none of Classic and its subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock except that prior to Closing Classic will issue additional shares of its common stock to its officers and employees pursuant to a cashless exercise of options set aside for officers and employees;

     (iii) none of Classic and its subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock except that prior to Closing Classic will declare and distribute to its shareholders a dividend consisting of the Excluded Assets;

     (iv) none of Classic and its subsidiaries will issue any note, bond, or other Debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business other than Debt incurred under the Bank Credit Agreement and Debt incurred under the Product Hedging Contracts;

     (v) none of Classic and its subsidiaries will impose any security interest upon any of its assets outside the ordinary course of business other than pursuant to the Bank Credit Agreement and the Product Hedging Contracts;

     (vi) none of Classic and its subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the ordinary course of business;

     (vii) none of Classic and its subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the ordinary course of business except for such actions as are otherwise provided for herein; and

     (viii) enter into, adopt, or amend any employment agreement or pension plan, or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of its officers, managers or directors or any general increase in the compensation payable or to become payable to its employees except for such actions as are otherwise provided for herein;

          (ix) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the Classic Financial Statements or subsequently incurred in the ordinary course of business, or disclosed pursuant to this Agreement and other than payments under the Bank Credit Agreement and the Product Hedging Contracts, payments of current liabilities and other payments that are considered in the Purchase Price adjustment set forth in Section 5.13;

          (x) acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any material assets or properties, other than in the ordinary course of business and other than the asset disposition contemplated in the proposed litigation settlement as generally described in the Disclosure Schedule; provided, however, that Purchaser acknowledges and agrees that the officers of Classic may, pending Closing, pursue acquisition opportunities that do not involve the acquisition of additional interests in the Oil and Gas Interests listed on Schedule 1.1 as long as no obligations for such acquisitions are incurred in the name of Classic and that, if Closing occurs, such acquisitions will be made by Classic Oil & Gas, Inc. or such other entity as Sellers shall organize to make such acquisitions and Purchaser and Classic will have no interest therein or liability therefor;

          (xi) waive, release, grant or transfer any material rights or modify or change in any material respect any material existing license, lease, contract or other document, other than in the ordinary course of business or pursuant to the settlement of litigation described in the Disclosure Schedule and other than actions otherwise contemplated by this Agreement;

          (xii) none of Classic and its subsidiaries will make any capital expenditure of $25,000 or more without the prior consent of Purchaser;

          (xiii) none of Classic and its subsidiaries will modify the terms of or close out any of its positions on its Product Hedging Contracts or enter into any new hedging positions without the prior written consent of Purchaser; and

          (xiv) none of Classic and its subsidiaries will commit to any of the foregoing.

     5.2  Access to Assets, Personnel and Information.

     (a) From the date hereof until the Closing, Classic will afford to Purchaser and the Purchaser Representatives, at Purchaser's sole risk and expense, reasonable access to any of the assets, books and records, contracts, facilities, audit work papers and payroll records of Classic and any of the directors and officers of Classic and shall, upon request, furnish promptly to Purchaser (at Purchaser's expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning Classic (or its assets) that is within the possession or control of Classic. During such period, Classic will make available to a reasonable number of Purchaser Representatives adequate office space and facilities at the office facilities of Classic in Dallas, Texas and Tyler, Texas. Notwithstanding the foregoing, no investigation pursuant to this Section 5.2(a) will affect or be deemed to modify any of the representations or warranties made by Classic in this Agreement; provided, however, that except for the representation and warranty contained in Section 3.1.3, such representations and warranties shall not survive the Closing and shall thereafter be of no force or effect.

     (b) Purchaser and the Purchaser Representatives shall have the right and opportunity to make an environmental and physical assessment of the assets of the Classic and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon and generally conduct such tests, examinations, investigations and studies as Purchaser deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials. Classic shall be provided 48 hours prior notice of such activities, and Classic Representatives shall have the right to witness all such tests and investigations. Purchaser shall (and shall cause the Purchaser Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Purchaser Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Classic of the determination of the need for disclosure. Purchaser shall indemnify, defend and hold Classic and the Classic Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Purchaser and the Purchaser Representatives on the assets of Classic in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of Classic or any Classic Representative.

     (c) From the date hereof until the Closing, Classic shall fully and accurately disclose to Purchaser and the Purchaser Representatives all information that is (i) reasonably requested by Purchaser or any of the Purchaser Representatives, (ii) known to Classic, and (iii) relevant in any manner or degree to the value, ownership, use, operation, development or transferability of the assets of Classic.

               (d) Classic agrees that it will not (and will cause its directors and officers not to), and Purchaser agrees that it will not (and will cause the officers of Purchaser not to), use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

               (e) Notwithstanding anything in this Section 5.2 to the contrary, (i) Classic shall not be obligated under the terms of this
          Section 5.2 to disclose to Purchaser or the Purchaser Representatives, or grant Purchaser or the Purchaser Representatives access to, information that is within Classic's possession or control but subject to a valid and binding confidentiality agreement with a third party that prohibits such disclosure without first obtaining the consent of such third party, and Classic, to the extent reasonably requested by Purchaser, will use its best efforts to obtain any such consent; and
          (ii) Purchaser shall not be obligated under the terms of this Section
          5.2 to disclose to Classic or the Classic Representatives, or grant Classic or the Classic Representatives access to, information that is within Purchaser's possession or control but subject to a valid and binding confidentiality agreement with a third party that prohibits such disclosure without first obtaining the consent of such third party, and Purchaser, to the extent reasonably requested by Sellers or Classic, will use its best efforts to obtain any such consent.

     5.3 No Solicitation. Immediately following the execution of this Agreement, Classic and Sellers shall (a) terminate any and all existing activities, discussions and negotiations with third parties (other than Purchaser) with respect to any possible transaction involving the acquisition of the Classic Common Stock, or all or any material portion of the assets or business of Classic, whether by merger, purchase or assets, tender offer, exchange offer or otherwise or the merger or other business combination of Classic with or into any such third party, and (b) not solicit, initiate, knowingly encourage the submission of, or conduct discussions or negotiations with respect to any offer or proposal to acquire all or any part of the Classic Common Stock or all or any material portion of the assets or business of Classic (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise. Classic shall notify Purchaser immediately if any third party makes any offer with respect to the foregoing.

     5.4 Additional Arrangements. Subject to the terms and conditions herein provided, each of Classic, the Sellers and Purchaser shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of Classic, the Sellers and Purchaser shall take, or cause to be taken (including actions which Sellers shall cause Classic to take), all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Classic, the Sellers and Purchaser shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

     5.5 Public Announcements; Confidentiality. Prior to the Closing, Classic, the Sellers and Purchaser shall consult with each other before any of them issues any press release or otherwise makes any public statements with respect to the transactions contemplated by this Agreement, and Classic, the Sellers and Purchaser shall not issue any press release or make any such public statement prior to obtaining the approval of the other parties; provided, however, that such approval shall not be required where such release or announcement is required by applicable law; and provided further, that either the Sellers, Classic or Purchaser may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases. Classic and Sellers agree that they will not use or disclose to any third party any Purchaser Confidential Information. Classic, Sellers and Purchaser each acknowledge and agree that non-public information concerning the progress of the transaction contemplated by this Agreement is confidential information and Purchaser Confidential Information.

     5.6 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser of (a) any representation or warranty contained in Article 3 being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate on the Closing Date, or (c) any failure of Sellers or Classic to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by them
hereunder.   Purchaser shall give prompt notice to Sellers of (x) any
representation or warranty contained in Article 4 being untrue or inaccurate when made, (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate on the Closing Date, or (z) any failure of Purchaser to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No disclosure by any party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     5.7 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs, except that Classic shall be entitled to pay or reimburse the Sellers for any and all such expenses prior to Closing.

     5.8 Continuation of Classic's Existing Indemnification Obligations. From and after the Closing, Classic or its successor shall indemnify and hold harmless each Person who has been at any time prior to the Closing, an officer, director or controlling shareholder of Classic (collectively, the "Indemnified Parties") but only to the extent that such Indemnified Party was entitled to indemnification from Classic immediately prior to the date hereof under applicable law, the articles of incorporation and bylaws of Classic or under contracts between such Indemnified Party and Classic, regardless of whether such contracts are terminated on or after the Closing. The procedures associated with such indemnification shall be the same as those associated with the Indemnified Parties' indemnification from Classic immediately prior to the date hereof (provided, however, that Purchaser shall be under no obligation to deposit trust funds pursuant to any "change-in-control" or similar provisions). The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party and their respective heirs and representatives.

     5.9 Consents Under Bank Credit Agreement. Classic and Purchaser shall work together in order to obtain any and all consents, approvals or waivers required by the terms of the Bank Credit Agreement as may be required to avoid a breach or default or any right of acceleration or cancellation thereunder as a result of the execution, delivery or performance of this Agreement; provided, however, failure of the parties hereto to obtain any such consent, approval or waiver shall not constitute a failure of a condition to Purchaser's or any Seller's obligation to proceed to Close.

     5.10 Termination of Certain Agreements. Effective upon the Closing, that certain Advisory Services and Indemnification Agreement dated July 15, 1998, between Classic and Natural Gas Partners IV, L.P. and Natural Gas Partners V, L.P. and that certain Voting and Shareholders Agreement dated July 15, 1998 shall be terminated and no parties shall have further rights or obligations thereunder, except for the continuation of indemnity rights as provided in Section 5.8 hereof.

     5.11 Resignation of Directors, Officer and Employees: Termination of Agreements. Each director, officer and employee of Classic shall resign his/her position with Classic effective at Closing and execute a mutual release in the form attached hereto as Exhibit A, and all outstanding agreements between Classic and such person, including the Confidentiality and Non-Compete Agreements shall be terminated by Classic prior to Closing, except for the continuation of indemnity rights as provided in Section 5.8 hereof.

     5.12 Title and Environmental Defects.

     (a) Purchaser may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Classic Oil and Gas Interests in order to determine whether any Title or Environmental Defects (as defined below) exist; provided, however, that as a result of due diligence already conducted by Purchaser, Purchaser agrees that it will not assert, and has no right to assert, any Title or Environmental Defects with regard to any Oil and Gas Interests listed on Schedule 5.12. Purchaser must deliver to Classic in writing on or before January 12, 2001 a written notice specifying each defect associated with the Oil and Gas Interests of Classic (other than any Oil and Gas Interests listed on Schedule 5.12) that it asserts constitutes a violation of the representations set forth in Section 3.2.4 (determined without considering the effect of subsection 3.2.4(x)), 3.2.16 or in Section 3.2.19 (a "Title or Environmental Defect"), a description of each such Title or Environmental Defect, the amount of the adjustment to the Base Purchase Price that it asserts based on such defect and its method of calculating such adjustment. If such notice is not timely submitted, Purchaser will be deemed to have waived its basis for a Closing Date Adjustment based on a violation of the representations set forth in Section 3.2.4, 3.2.16 and Section 3.2.19. For the purpose of determining an Environmental Defect under this Section 5.12 only, the representations set forth in Section 3.2.19 shall be deemed not to be qualified by "the knowledge of Classic."

     (b) Upon timely delivery of a notice under Section 5.12(a), Purchaser, Sellers and Classic will in good faith negotiate the validity of the claim and the amount of any adjustment to the Base Purchase Price using the following criteria:

          (i) no single Title or Environmental Defect shall be taken into account as an adjustment to the Base Purchase Price unless the value of such defect is determined to be more than $20,000 (the "Individual Defect Threshold").

           (ii) no adjustment will be made to the Base Purchase Price under this Section 5.12 except to the extent that the net total of all individual adjustments that exceed the Individual Defect Threshold under this Section
     5.12 exceed $500,000 in the aggregate (the "Aggregate Defect Threshold"); by way of example, if the net total of all individual adjustments that exceed the Individual Defect Threshold under this Section 5.12 equals $550,000, then an adjustment of $50,000 may, subject to subsection (d) of this Section 5.12, be made to the Base Purchase Price.

     (iii) If the requested adjustment is based on Classic owning a net revenue interest for a well, unit rights or leasehold rights less than that shown in Schedule 1.1, then a downward adjustment shall be calculated by multiplying the Allocated Value set forth for such well, unit rights or leasehold rights on Schedule 1.1 by a fraction (A) the numerator of which is an amount equal to the net revenue interest shown on Schedule 1.1 for such well, unit rights or leasehold rights less the decimal share to which Classic would be entitled as a result of its ownership interest in such well, unit rights or leasehold rights which is unaffected by such Title Defect and (B) the denominator of which is the net revenue interest shown for such well, unit rights or leasehold rights on Schedule 1.1. Any downward adjustments requested by Purchaser may be offset by upward adjustments if it is determined that Classic's net revenue interest for all or part of the Oil and Gas Interests of Classic is greater than that shown on Schedule 1.1.

     (iv) If the adjustment is based on Classic owning a working interest that is larger than the working interest shown on Schedule 1.1, but without a proportionate increase in Classic's net revenue interest, then the adjustment is calculated by determining the effective net revenue interest that results from such larger working interest, determining what the net revenue interest would be using such effective net revenue interest and the working interest shown on Schedule 1.1 and then calculating the adjustment in the manner set forth in clause (iii) preceding.

           (v) If the adjustment is based on a Lien or other monetary charge upon an Oil and Gas Interest or a liability to remediate or otherwise cure an environmental defect related to an Oil and Gas Interest that is liquidated in amount, then the adjustment is the amount necessary to remove such Lien or other monetary charge from or a liability to remediate or otherwise cure an environmental defect relating to, the affected Oil and Gas Interest.

           (vi) If the adjustment is based on an obligation, burden or liability upon the affected Oil and Gas Interest for which Purchaser's economic detriment is not liquidated but can be estimated with reasonable certainty, then the adjustment is the amount necessary to compensate Purchaser at Closing for the adverse economic effect on the affected Oil and Gas Interest.

     (c) If the value of a Title or Environmental Defect and, consequently, the adjustment to the Base Purchase Price cannot be determined based on the above criteria or if the parties cannot otherwise agree on the amount of an adjustment, the adjustment to the Base Purchase Price proposed by Purchaser for such Title or Environmental Defect shall be made, and, as a consequence of such adjustment, Sellers shall have the option, which must be exercised by Sellers no later than five days prior to the Closing by written notice delivered to Purchaser, to purchase, or to have their nominee purchase, effective as of the Closing Date but purchased within ninety (90) days after the Closing Date, the affected Oil and Gas Interest for the Allocated Value of such interest set forth in Schedule 1.1 hereto less the adjustment to the Base Purchase Price made pursuant to this Section 5.12 for such affected Oil and Gas Interest; provided, if a Title or Environmental Defect is asserted against an interest in, or rights to, a unit or a well or lease within a unit, Sellers option to purchase after Closing shall extend to all wells, leases and unit interests associated with such unit, and in such case, the purchase price to be paid by Sellers or their nominee shall be the Allocated Value of all such wells, leases and unit interests reduced by all Base Purchase Price adjustments made pursuant to this
Section 5.12 with respect to all such wells, leases and unit interests. Sellers' notice will indicate the specific wells, leases and unit interests that they intend to purchase.

     (d) If the Aggregate Defect Threshold is exceeded by the net total of asserted Title and Environmental Defects which each exceeds the Individual Defect Threshhold and therefor the Base Purchase Price would be decreased by adjustments made pursuant to this Section 5.12, Classic and Sellers may, at their sole option and upon their joint written notice to Purchaser, do any of the following or a combination thereof:

          (i) the adjustments to the Base Purchase Price proposed by Purchaser for some or all Title or Environmental Defects shall be made, and, as a consequence of such adjustment, Sellers shall have the option, which must be exercised by Sellers no later than five days prior to the Closing by written notice delivered to Purchaser, to purchase, or to have their nominee purchase, effective as of the Closing Date but purchased within ninety (90) days after the Closing Date, some or all of the affected Oil and Gas Interests for the Allocated Value of such interests set forth in
     Schedule 1.1 hereto less the adjustments to the Base Purchase Price made pursuant to this Section 5.12 for such affected Oil and Gas Interests; provided, if a Title or Environmental Defect is asserted against an interest in, or rights to, a unit or a well or lease within a unit, Sellers option to purchase after Closing shall extend to all wells, leases and unit interests associated with such unit, and in such case, the purchase price to be paid by Sellers or their nominee shall be the Allocated Value of all such wells, leases and unit interests reduced by all Base Purchase Price adjustments made pursuant to this Section
          5.12 with respect to all such wells, leases and unit interests; Sellers' notice will indicate the specific wells, leases and unit interests that they intend to purchase;

               (ii) elect to cure some or all of the Title or Environmental Defects, in which case this transaction will close as provided in this Agreement, but no price adjustment will be made for those Title or Environmental Defect that are cured except as provided in subsection
          (e) of this Section 5.12; and/or

               (iii) in the event the aggregate adjustments proposed by
                     Purchaser pursuant to subsection (a) and subsection (c) of this Section 5.12 and clause (i) of this subsection (d) would exceed $2,750,000, Classic and Sellers may terminate this Agreement.

          (e) Classic and Purchaser will reasonably cooperate with Sellers after the Closing to cure Title and Environmental Defects that Sellers have elected to cure. If after the 90/th/ day following Closing, the parties are unable to satisfactorily resolve a Title or Environmental Defect with respect to any affected Oil and Gas Interest under this Section 5.12 that Sellers have elected to cure, then Sellers will promptly refund to Purchaser an adjustment proposed by Purchaser for the Title or Environmental Defect.

     5.13      Additional Adjustments to Base Purchase Price.
               ---------------------------------------------

          (a) The Base Purchase Price will be adjusted (i) upward or downward, as applicable, by Classic's positive or negative Working Capital Balance as of the Closing Date and (ii) downward by the total principal, interest, fees and expenses due on all loans outstanding under the Bank Credit Agreement as of the Closing Date. For purposes hereof, Classic's "Working Capital Balance" shall be equal to Classic's aggregate cash and accounts receivables and other current assets as of the Closing Date, less Classic's accounts payable and other current liabilities (including liabilities for taxes actually incurred or estimated to be incurred through the Closing Date and payable for calendar year 2000 or 2001 through the Closing Date but excluding deferred taxes) as of the Closing Date, excluding however, any liabilities under Product Hedging Contracts for which an adjustment shall be made solely in accordance with Section 5.13(d) and excluding the total principal, interest, fees and expenses due on all loans outstanding under the Bank Credit Agreement as of the Closing Date. For purposes of this subsection, estimated tax liability for 2001 through the Closing Date will be calculated by multiplying 34% times "estimated 2001 taxable income." For purposes of this subsection, "estimated 2001 taxable income" is defined as revenue accrued from all sources, including interest income, for the period from January 1, 2001 through the Closing Date less operating expenses, severance taxes, ad valorem taxes, general and administrative expenses, interest expense, intangible drilling costs and estimated tax depreciation accrued for the period from January 1, 2001 through the Closing Date.

     (b) Classic will determine its Working Capital Balance, pursuant to GAAP (except as modified by the definition of Working Capital Balance set forth in Section 5.13(a)), using good faith estimates of the accounts receivable and accounts payable based on the best available information at the time of the submission of the Purchase Price calculation required by Section 5.14. At Closing, Purchaser shall retain $300,000 of the Purchase Price to cover any potential deficiencies in the Working Capital Balance ("Working Capital Balance Holdback"). If information becomes available during the 75-day period following the Closing that causes either the Purchaser or the Sellers to determine that the actual Working Capital Balance as of the Closing Date varied from the estimated amount set forth in the Purchase Price calculation (the "Estimated Working Capital Balance"), the parties shall in good faith work together to reconcile any discrepancy in the actual Working Capital Balance and the Estimated Working Capital Balance. If the parties have not agreed within eighty-five (85) days following the Closing Date, a final Working Capital Balance will be audited by Arthur Andersen LLP. The parties agree that Arthur Anderson LLP's final Working Capital Balance shall be conclusive, and the Arthur Andersen LLP's fees associated with the audit of such final Working Capital Balance shall be paid one-half by Sellers and one-half by Purchaser. No later than ninety-five
(95) days following the Closing Date, (i) if it is determined that the Estimated Working Capital Balance exceeded the actual Working Capital Balance (such excess is referred to herein as the "Excess Estimate"), the Purchaser may retain for its own account such part of the Working Capital Balance Holdback as equals the Excess Estimate and, if the Excess Estimate is less than the Working Capital Balance Holdback, pay the balance of the Working Capital Balance Holdback to Sellers; (ii) if the Excess Estimate exceeds the Working Capital Balance Holdback, Purchaser shall retain all of the Working Capital Balance Holdback and Sellers shall not be liable to Purchasers for any additional amount; or (iii) if it is determined that the Estimated Working Capital Balance is less than the actual Working Capital Balance (such shortfall is referred to herein as the "Estimate Shortfall"), the Purchaser will pay to the Sellers an amount equal to the sum of the Estimate Shortfall (up to a maximum of $300,000) plus the Working Capital Balance Holdback; provided that, no payment by either Sellers or Purchaser for any such variance shall be required unless the variance is at least $25,000.

     (c) The Base Purchase Price will be adjusted upward by an amount equal to all capital expenditures incurred by Classic after October 31, 2000; provided that any single capital expenditure that is in excess of $25,000 incurred by Classic after December 5, 2000 must have received the written approval of Purchaser before it may be included in such adjustments.

     (d) The parties agree that an adjustment to the Base Purchase Price will be made in respect of Classic's liabilities under all outstanding Product Hedging Contracts that will be limited in amount to (a) a downward adjustment of $1,500,000, offset by (b) an upward adjustment for the aggregate amount of all payments made by Classic to the counter-parties under all Product Hedging Contracts during the period from and after November 28, 2000 to and including the Closing Date.

     5.14  Purchase Price Calculation.  No later than five days before Closing,
           --------------------------
Classic will deliver to Purchaser a statement setting forth the Base Purchase Price as adjusted pursuant to Sections 5.12 and 5.13 of this Agreement.


                                   ARTICLE 6

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Proceed with Closing. The respective obligations of each party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

           (a) Approvals.  All filings required to be made prior to the Closing
               ---------
     with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Purchaser (assuming Closing has taken place) or to materially adversely affect the consummation of the transaction contemplated by this Agreement.

           (b) No Injunctions or Restraints. No temporary restraining order,
               ----------------------------
     preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, and, if necessary, the Closing shall be delayed for up to thirty (30) days while such efforts are taking place.

     6.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

          (a)  Representations and Warranties. The representations and
               ------------------------------
     warranties of Sellers and Classic set forth in Article 3 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Purchaser shall have received a certificate signed by the President of Classic to such effect; provided, however, that the condition set forth in this Section 6.2(a) shall not be applicable to the representations and warranties regarding Title in Section 3.2.16 and Environmental Matters in Section 3.2.19. (which are addressed in Section 5.12 above).

          (b)  Due Diligence.  The due diligence conducted by Purchaser and the
               -------------
     Purchaser's Representatives in connection with the proposed transactions contemplated hereby shall not have caused Purchaser or the Purchaser's Representatives to become aware of any material facts relating to the business, assets, results of operations or condition (financial or otherwise) of Classic which, in the good faith judgment of Purchaser, makes it inadvisable for Purchaser to proceed with the consummation of the transactions contemplated hereby; provided that, written notice of Purchaser's determination of the failure of this condition shall be provided to Classic before the date on which notice of a Title or Environmental Defect is due under Section 5.12(a) or this condition shall be deemed satisfied.

          (c)  Performance of Covenants and Agreements by Classic and Sellers.
               --------------------------------------------------------------
     Classic and the Sellers shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by the chief executive officer or the chief operating officer of Classic to such effect.

          (d)  Legal Opinion.  Purchaser shall have received an opinion of
               -------------
     counsel for Classic, dated the Closing Date, in form and substance reasonably acceptable to Purchaser, covering the subjects set forth in Sections 3.2.1, 3.2.2, 3.2.3, 3.2.4 and 3.2.6-.

          (e)  No Material Adverse Change.  Since the date of this Agreement,
               --------------------------
     there shall not have been any material adverse change in the business, assets, results of operations, condition (financial or otherwise) of Classic, excluding however, changes resulting from commodity price movements or resulting from legislation, regulatory action or general economic conditions that may impact the energy industry.

          (f)  Change of Operator.  Purchaser shall receive satisfactory
               ------------------
     assurances that it will be named successor operator on Classic Oil and Gas Interests currently being operated by Classic Oil & Gas, Inc. under the terms of the various joint operating agreements; provided that, written notice of Purchaser's determination of the failure of this condition shall be provided to Classic before the date on which notice of a Title or Environmental Defect is due under Section 5.12(a) or this condition shall be deemed satisfied and provided further that this condition shall be deemed satisfied with respect to each Oil and Gas Interest in respect of which Classic owns a sufficient working interest to elect a successor operator in accordance with the terms of the relevant operating agreement.

     6.3 Conditions to Obligations of Sellers. The obligations of Sellers to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Sellers:

          (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Sellers shall have received a certificate signed by the chief executive officer or the chief financial officer of Purchaser to such effect.

          (b) Performance of Covenants and Agreements by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate signed by the chief executive officer or the chief financial officer of Purchaser to such effect.

          (c) Legal Opinion. Sellers shall have received an opinion of counsel to Purchaser, dated the Closing Date, in form and substance reasonably acceptable to Sellers, covering the subjects set forth in Sections 4.1, 4.2, 4.3 and 4.4.

          (d) Termination of Bank Credit Agreement. Purchaser and Sellers shall have made arrangements with the lender under the Bank Credit Agreement so that concurrently with the Closing (i) all outstanding letters of credit issued under the Bank Credit Agreement are terminated (whether pursuant to replacement with letters of credit issued pursuant to Purchaser's credit agreement or otherwise), (ii) Purchaser pays in full the outstanding principal, interest, fees and expenses due on loans outstanding under the Bank Credit Agreement that were taken into account as an adjustment to the Purchase Price pursuant to Section 5.13(a) and (iii) all security interests and liens held by the agent or lender under the Bank Credit Agreement are released and terminated, including without limitation, all security interests and liens affecting assets of Classic Oil & Gas, Inc.


                                   ARTICLE 7

                                  TERMINATION

     7.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing:

          (a) By mutual written consent of Purchaser and Sellers;

          (b) By either Sellers or Purchaser if (i) the Closing has not occurred by January 31, 2001 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement (which, in the case of any Seller, shall include breach or failure by any other Seller) has been the cause of or resulted in the failure of Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause
     (ii) shall not be available to any party until such party has used all reasonable efforts to remove such injunction, order or decree) decree and such efforts may continue up to thirty (30) days after the Closing Date);

          (c) By Purchaser if Sellers have failed to comply in any material respect with any of their covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof; or

          (d) By Sellers (a) if Purchaser has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and such breach or failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof,
     (b) in the circumstance provided in Section 5.12(d)(iii), or (c) if Classic shall have received notice from Purchaser that the condition to Purchaser's Obligations set forth in Section 6.2(b) has not been satisfied.

     7.2 Effect of Termination. If this Agreement is terminated by either Sellers or Purchaser pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers, or stockholders except pursuant to, the provisions of Sections 4.7 (with respect to the indemnification provisions contained therein), 5.2(b) (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.5 (with respect to the confidentiality provisions contained therein) and 5.7 and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its covenants, agreements or other obligations hereunder occurring prior to such termination.


                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1 Survival of Representations and Warranties. Except for the representation and warranty contained in Section 3.1.3 (which is made severally and not jointly by each Seller), none of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing; the representations and warranties contained herein (other than those set forth in Section 3.1.3) are to serve only as a basis for a party to assert, under Article VI, that the conditions to closing have not been met. Accordingly, after Closing, no party hereto shall have any liability to any other party hereto based on any representation or warranty (other than that contained in Section 3.1.3) made herein or in any instrument delivered pursuant to this Agreement.

     8.2 Amendment. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

     8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

          (a) If to Purchaser: 3TEC Energy Corporation, Two Shell Plaza, 777 Walker, Suite 2400, Houston, TX 77002, Attention: Floyd C. Wilson, (facsimile number: 713-821-7200) with a copy (which shall not constitute notice) to Hinkle Elkouri Law Firm L.L.C., 301 N. Main, Suite 2000, Wichita, Kansas, Attention: David S. Elkouri, (facsimile number 316-264-
     1518).

          (b) If to Sellers: Classic Resources Inc., 17304 Preston Road, Suite 530, Dallas, Texas 75252, Attention: Mark A. Doering, President (facsimile transmission number: 972-407-0909), and Natural Gas Partners, L.L.C., 125 East John Carpenter Fwy., Suite 600, Irving, Texas 75062, Attention:
     Richard Covington (facsimile number 972-432-1441) with a copy (which shall not constitute notice) to Little, Pedersen, Fankhauser & Cox, L.L.P., 901 Main Street, Suite 5050, Dallas, Texas 75202, Attention: John T. Mitchell (facsimile number: 214-573-2323).

     8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the parties in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Section 5.2 or 5.8, is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other person any rights or remedies hereunder.

     8.7 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 5.7 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, its rights, interests and obligations hereunder to any wholly-owned subsidiary, provided that Purchaser shall notify Sellers of any such assignment and remain responsible for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10 Waivers. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

     8.11 Confidentiality Agreement. The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purpose and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms. Any and all information received by Purchaser pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

     8.12 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

     8.13 Cooperation After Closing. Each party shall, at any time and from time to time after Closing, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by another party in order to carry out the intent and purpose of this Agreement. Sellers agree that upon receipt after Closing of checks, mail or other property or documents which are the property of Classic, they will promptly forward such items to Classic at Purchaser's address as set forth in Section 8.3.


             [the remainder of this page left intentionally blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

     "Sellers"                               "Purchaser"

     Natural Gas Partners IV, L.P.           3TEC Energy Corporation
     By:  G.F.W. Energy IV, L.P.,
          General Partner
     By:  GFW IV, L.L.C., General Partner
                                             By: ____________________
                                             Name: Floyd C. Wilson
     By:                                     Title: CEO
        Kenneth A. Hersh
        Authorized Member

     Natural Gas Partners V, L.P.            "Classic"
     By: G.F.W. Energy V, L.P.,
         General Partner                     Classic Resources Inc.
     By: GFW V, L.L.C., General Partner
                                             By: ____________________
     By:                                     Name: Mark A. Doering
         Kenneth A. Hersh                    Title: President
         Authorized Member


     Mark A. Doering


     Greg K. Wood


     Larry R. Tschirhart


     John M. Hickman

     _______________________________

     Exhibit A - Mutual Release

     Schedule 1.1

          Allocated Values

     Schedule 2.4

          Excluded Assets

     Schedule 3.1

          List of Sellers and Share Ownership

     Schedule 3.2.10

          Outstanding Debt

     Schedule 3.2.19

          Environmental Matters

     Schedule 3.2.25

          Royalties Held in Suspense

     Schedule 3.2.26

          Payout Balances

     Schedule 3.2.31

     Schedule 5.12

          Beckville Properties

     Disclosure Schedule